Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q2 Results; Increases Quarterly Dividend

•	Organic Net Revenue[1] grew 1.2%, including a +3.6pp impact from pricing

•	Adjusted Operating Income[1] margin expanded 120 basis points to 12.6%

•	Adjusted EPS[1] increased to $0.40, up 19.4% on a constant currency basis

•	Solid year-to-date market share performance[2] with over half of revenues gaining or holding share

•	Increases quarterly dividend by 7%

•	On track to combine coffee portfolio with D.E Master Blenders 1753 in 2015

•

Reaffirms 2014 Adjusted Operating Income margin and Adjusted EPS targets; reduces 2014 Organic Net Revenue growth target to 2-2.5% to reflect slower category growth and temporary pricing-related dislocation

DEERFIELD, Ill. – Aug. 6, 2014 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its second quarter 2014 results reflecting strong Adjusted Operating Income growth and margin expansion.

“We’re making good progress on the strategic and cost-reduction actions we announced in May to strengthen our core snacking business, simplify our operations and enhance our margins,” said Irene Rosenfeld, Chairman and CEO. “We delivered strong, high-quality operating margin expansion and EPS growth again this quarter in the face of a continuing challenging macroeconomic environment. Our revenue growth reflects this difficult global retail and consumer environment as well as a temporary dislocation related to our decision to lead the industry on pricing. Despite these challenges, we remain on track to achieve our margin and earnings commitments for the full year.”

On a reported basis for the second quarter, net revenues were $8.4 billion, down 1.8 percent, and operating income was $957 million, up 10.6 percent. Diluted EPS increased 9.1 percent to $0.36.

Year to date, reported net revenues were $17.1 billion, down 1.5 percent, and operating income was $1.8 billion, up 5.9 percent. Diluted EPS was $0.46, down 17 cents, including a loss of 18 cents related to debt extinguishment3 and a negative 8 cents from the remeasurement of net monetary assets in Venezuela4.

Organic Net Revenue

$ in millions	Reported		Organic Net Revenue Growth
	Net Revenues	vs PY	Total	Vol/Mix		Pricing		Power Brands
Quarter 2
Latin America	$1,242	(7.2)%	11.8%	(6.9	)pp	18.7	pp	8.5%
Asia Pacific	1,084	(12.6)	(8.3)	(9.9)		1.6		(13.5)
Eastern Europe, Middle East & Africa	1,008	(3.0)	6.3	3.3		3.0		7.8
Europe	3,379	3.2	(1.9)	(1.6)		(0.3)		(1.0)
North America	1,723	1.1	2.7	1.6		1.1		3.9

Mondelēz International	$8,436	(1.8)%	1.2%	(2.4	)pp	3.6	pp	1.3%

June Year-to-Date
Latin America	$2,598	(5.1)%	13.3%	(4.0	)pp	17.3	pp	11.7%
Asia Pacific	2,307	(11.5)	(5.4)	(6.7)		1.3		(8.7)
Eastern Europe, Middle East & Africa	1,846	(2.9)	7.0	4.3		2.7		9.4
Europe	6,936	3.0	(1.5)	(0.4)		(1.1)		—
North America	3,390	0.8	2.6	1.3		1.3		4.5

Mondelēz International	$17,077	(1.5)%	2.0%	(1.1	)pp	3.1	pp	3.0%

Second quarter Organic Net Revenue increased 1.2 percent. Overall, pricing was up 3.6 percentage points, as the company realized the effects of significant pricing actions implemented over the course of the first half. Volume/mix declined 2.4 percentage points. In addition to price elasticity, the decline was largely due to a slower response by competitors to higher input costs and significant price-related customer disruptions in some European markets, which were more challenging than expected. Coffee revenues were a 0.2 percentage point headwind in the quarter. Market share performance through the first six months was solid, with more than half of revenues gaining or holding share, but softened in recent months with the implementation of significant pricing actions.

In the second quarter, Organic Net Revenue from emerging markets5 was up 4.7 percent while developed markets6 decreased 1.2 percent. Overall, Power Brands grew 1.3 percent.

On a regional basis:

•

Latin America increased 11.8 percent, largely driven by pricing gains, especially in the inflationary economies of Venezuela and Argentina. Brazil grew high single digits, with solid growth across all categories.

•

Asia Pacific was down 8.3 percent due to continued weakness in China and a more intense retail and competitive environment in Australia and New Zealand. India delivered another quarter of double-digit growth.

•

EEMEA was up 6.3 percent, with balanced contributions from volume/mix and pricing. Russia grew mid-single digits with solid gains in biscuits, candy and coffee. The region also delivered strong double-digit growth in Turkey, Central Asia and the Middle East.

•

Europe was down 1.9 percent. Volume/mix declined due to pricing-related customer disruptions, particularly in France. While chocolate and cheese prices were up, overall pricing in the region was down slightly due to the pass-through of lower green coffee costs. Lower coffee revenues tempered growth by 0.4 percentage points.

•	North America increased 2.7 percent, driven by mid-single digit growth and continued share gains in biscuits and candy. Volume/mix was the primary driver of growth despite modest pricing.

Operating Income and Diluted EPS

$ in millions	Reported
	Q2	vs PY			June YTD	vs PY
Gross Profit	$3,105	(3.9)%			$6,309	(2.5)%
Gross Profit Margin	36.8%	(0.8	)pp		36.9%	(0.4	)pp

Operating Income	$957	10.6%			$1,800	5.9%
Operating Income Margin	11.3%	1.2	pp		10.5%	0.7	pp

Net Earnings[7]	$622	3.5%			$785	(31.0)%

Diluted EPS	$0.36	9.1%			$0.46	(27.0)%

	Adjusted[1]
	Q2	vs PY (Rpt Fx)		vs PY (Cst Fx)	June YTD	vs PY (Rpt Fx)		vs PY (Cst Fx)
Gross Profit	$3,110	(4.1)%		(1.6)%	$6,315	(2.6)%		0.4%
Gross Profit Margin	36.9%	(0.9	)pp		37.0%	(0.5	)pp

Operating Income	$1,060	8.3%		11.8%	$2,113	9.9%		13.8%
Operating Income Margin	12.6%	1.2	pp		12.4%	1.3	pp

Net Earnings	$691	6.0%			$1,360	5.6%

Diluted EPS	$0.40	11.1%		19.4%	$0.79	9.7%		15.3%

In the second quarter, Adjusted Gross Profit1 decreased 1.6 percent on a constant currency basis. Adjusted Gross Profit margin declined 0.9 percentage points to 36.9 percent. Higher prices and a strong contribution from supply chain productivity offset input cost inflation. The decline in Adjusted Gross Profit margin was entirely due to a negative 0.9 percentage point impact from unrealized gains and losses associated with mark-to-market adjustments on hedging activity. North America and Europe delivered strong Adjusted Gross Profit margin expansion, fully offsetting weaker margins in the other regions that were largely due to the impact of higher currency-driven input costs.

Adjusted Operating Income grew 11.8 percent on a constant currency basis. Adjusted Operating Income margin expanded 1.2 percentage points to 12.6 percent, despite a negative 0.9 percentage point impact from unrealized gains and losses on hedging activities. Lower SG&A expense, primarily in Europe and North America, drove the growth. Overhead costs declined as a result of the company’s continued cost management efforts, while advertising and consumer support expense was also lower as the company cycled higher investments in the prior year. The company also continued to drive A&C efficiencies by consolidating media providers, reducing non-working media costs and shifting spending to lower-cost, digital media outlets while maintaining its share of voice at historical levels.

Adjusted EPS grew 19.4 percent on a constant currency basis, including a negative 3-cent impact from unrealized gains and losses on hedging activity. Growth was driven by operating gains, lower interest expense and share repurchases.

Share Repurchases and Dividends

In the first half of the year, the company repurchased $0.9 billion of its common stock at an average price of $35.13 per share.

Additionally, the company declared a regular quarterly dividend of $0.15 per common share of Class A stock, an increase of $0.01 per share, or 7 percent. The dividend is payable on Oct. 14, 2014, to stockholders of record as of Sept. 30, 2014.

Outlook

Item	FY 2014 Outlook
Organic Net Revenue Growth	2% to 2.5%

Adjusted Operating Income Growth	High single-digit growth on a constant currency basis

Adjusted Operating Income Margin	High 12 percent range

	Lower End	Upper End
Adjusted EPS—Constant Currency[8]	$ 1.73	$ 1.78
Estimated Currency Impact[9]	(0.09)	(0.09)

Adjusted EPS	$ 1.64	$ 1.69

“Given the strong cost programs in place, we’re maintaining our targets for 2014 Adjusted Operating Income margin and Adjusted EPS,” said David Brearton, Executive Vice President and CFO. “Our top line remains challenged by a combination of weaker category growth and some temporary customer and consumer dislocations, as we lead pricing in many of our key markets and categories. We anticipate revenue growth to improve in the second half as coffee pricing headwinds reverse and we cycle more favorable comparisons in China, but we expect the challenging operating environment to continue. As a result, we expect Organic Net Revenue growth in the range of 2 to 2.5 percent for the full year, down from our previous expectation of approximately 3 percent.”

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. Access to a live audio webcast with accompanying slides and a replay of the event will be available at www.mondelezinternational.com/Investor.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2013 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
2.	Market share performance is defined as the percentage of revenues for the biscuits, chocolate, gum, candy, coffee, powdered beverage and cream cheese categories in key markets with share either increasing or holding versus the same prior year period. Based on Global Nielsen data for measured channels for available periods through June 2014.
3.	On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long term debt and recorded a pre-tax loss of $495 million during the first six months of 2014.
4.	On March 31, 2014, the company remeasured its Venezuelan bolivar-denominated net monetary assets and recognized a pre-tax loss of $142 million. The impact of the remeasurement of the net monetary assets in Venezuela, both in current and prior years, is no longer included in the company’s non-GAAP financial measures of Adjusted Operating Income and Adjusted EPS. Please see discussion of Items Impacting Comparability of Operating Results included in this press release for more details.
5.	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech & Slovak Republics, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
6.	Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.
7.	Net earnings attributable to Mondelēz International.

8.	Adjusted EPS – Constant Currency guidance of $1.73-$1.78 is based on 2013 average currency rates.
9.	Currency estimate includes the impact of currency recorded in the company’s results for the first six months of 2014 and the estimated impact of currency for the remaining six months using spot rates as of the close of business on July 31, 2014.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “intend,” “would,” “anticipate,” “target,” “commitment,” “outlook,” “guidance” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, operating income, earnings per share and margins; economic conditions; the operating environment; customer and consumer dislocation; commodity prices; currency; category growth; the cash proceeds and ownership interest to be received in and timeframe for completing the coffee transactions; the costs of and timing of expenditures under the restructuring program; and our Outlook, including 2014 Organic Net Revenue growth, Adjusted Operating Income growth, Adjusted Operating Income margin and Adjusted EPS. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets, continued volatility of commodity and other input costs, pricing actions, weakness in economic conditions, continued consumer weakness, customer and consumer dislocation, other unanticipated disruptions to our business, increased competition, the restructuring program not yielding the anticipated benefits, changes in the assumptions on which the restructuring program is based and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2014	2013	% Change Fav / (Unfav)	2014	2013	% Change Fav / (Unfav)
Net revenues	$8,436	$8,595	(1.8)%	$17,077	$17,339	(1.5)%

Cost of sales	5,331	5,364	0.6%	10,768	10,866	0.9%

Gross profit	3,105	3,231	(3.9)%	6,309	6,473	(2.5)%
Gross profit margin	36.8%	37.6%		36.9%	37.3%

Selling, general and administrative expenses	2,038	2,269	10.2%	4,303	4,601	6.5%

Asset impairment and exit costs	55	48	(14.6)%	97	92	(5.4)%

Gains on acquisition and divestitures, net	—	(6)	(100.0)%	—	(28)	(100.0)%

Amortization of intangibles	55	55	—	109	109	—

Operating income	957	865	10.6%	1,800	1,699	5.9%
Operating income margin	11.3%	10.1%		10.5%	9.8%

Interest and other expense, net	224	235	4.7%	944	514	(83.7)%

Earnings before income taxes	733	630	16.3%	856	1,185	(27.8)%

Provision / (benefit) for income taxes	91	28	(100.0+ )%	64	41	(56.1)%
Effective tax rate	12.4%	4.4%		7.5%	3.5%

Net earnings	642	602	6.6%	792	1,144	(30.8)%

Noncontrolling interest	20	1	(100.0+ )%	7	7	—

Net earnings attributable to Mondelēz International	$622	$601	3.5%	$785	$1,137	(31.0)%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.37	$0.34	8.8%	$0.46	$0.64	(28.1)%

Diluted earnings per share attributable to Mondelēz International	$0.36	$0.33	9.1%	$0.46	$0.63	(27.0)%

Average shares outstanding:
Basic	1,694	1,788	5.3%	1,699	1,786	4.9%
Diluted	1,712	1,803	5.0%	1,717	1,800	4.6%

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars) (Unaudited)

	June 30,	December 31,	June 30,
	2014	2013	2013
ASSETS
Cash and cash equivalents	$2,132	$2,664	$2,476
Receivables, net	5,248	5,403	6,032
Inventories, net	4,088	3,743	3,937
Deferred income taxes	570	517	525
Other current assets	1,062	889	858

Total current assets	13,100	13,216	13,828

Property, plant and equipment, net	10,483	10,247	9,703
Goodwill	25,527	25,597	25,126
Intangible assets, net	22,066	21,994	21,869
Other assets	1,504	1,503	1,319

TOTAL ASSETS	$72,680	$72,557	$71,845

LIABILITIES AND EQUITY
Short-term borrowings	$2,044	$1,636	$756
Current portion of long-term debt	2,242	1,003	2,319
Accounts payable	5,303	5,345	4,316
Accrued marketing	1,938	2,318	2,104
Accrued employment costs	948	1,043	981
Other current liabilities	2,440	3,051	2,673

Total current liabilities	14,915	14,396	13,149

Long-term debt	14,255	14,482	14,986
Deferred income taxes	6,086	6,282	6,052
Accrued pension costs	1,869	1,962	2,720
Accrued postretirement health care costs	426	412	458
Other liabilities	2,722	2,491	2,910

TOTAL LIABILITIES	40,273	40,025	40,275

TOTAL EQUITY	32,407	32,532	31,570

TOTAL LIABILITIES AND EQUITY	$72,680	$72,557	$71,845

	06/30/14	12/31/13	Incr/(Decr)
Short-term borrowings	$2,044	$1,636	$408
Current portion of long-term debt	2,242	1,003	1,239
Long-term debt	14,255	14,482	(227)

Total Debt	18,541	17,121	1,420

Cash and cash equivalents	2,132	2,664	(532)

Net Debt (1)	$16,409	$14,457	$1,952

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars) (Unaudited)

	For the Six Months Ended June 30,
	2014	2013
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$792	$1,144
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	533	532
Stock-based compensation expense	68	68
Deferred income tax benefit	(180)	(113)
Gains on acquisition and divestitures, net	—	(28)
Asset impairments	27	27
Loss on early extinguishment of debt	493	—
Other non-cash items, net	132	102
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	102	25
Inventories, net	(353)	(337)
Accounts payable	(18)	(170)
Other current assets	(92)	(23)
Other current liabilities	(1,095)	(817)
Change in pension and postretirement assets and liabilities, net	(41)	8

Net cash provided by operating activities	368	418

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(724)	(568)
Acquisition, net of cash received	—	(119)
Proceeds from divestitures, net of disbursements	—	48
Cash received from Kraft Foods Group related to the Spin-Off	—	55
Other	26	2

Net cash used in investing activities	(698)	(582)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	1,956	70
Repayments of commercial paper, maturities greater than 90 days	(1,164)	—
Net (repayments) / issuances of other short-term borrowings, net	(384)	427
Long-term debt proceeds	3,029	—
Long-term debt repaid	(2,516)	(1,749)
Repurchase of Common Stock	(720)	(92)
Dividends paid	(476)	(464)
Other	112	80

Net cash provided by / (used in) financing activities	(163)	(1,728)

Effect of exchange rate changes on cash and cash equivalents	(39)	(107)

Cash and cash equivalents:
Increase / (decrease)	(532)	(1,999)
Balance at beginning of period	2,664	4,475

Balance at end of period	$2,132	$2,476

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s Outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•

“Organic Net Revenues” is defined as net revenues excluding the impacts of acquisitions, divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), Integration Program costs, accounting calendar changes and currency rate fluctuations.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of pension costs related to obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the Integration Program and other acquisition integration costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, costs associated with JDE coffee transactions, gains / losses from divestitures or acquisitions, acquisition-related costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, the loss on debt extinguishment and related expenses, the residual tax impact from the resolution of the Starbucks arbitration, costs associated with JDE coffee transactions, gains / losses from divestitures or acquisitions, acquisition-related costs and net earnings from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), and including an interest expense adjustment related to the Spin-Off transaction. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and six months ended June 30, 2014 and 2013.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisitions and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company provides the impact that changes in currency exchange rates had on the company’s financial results (referred to as “constant currency”).

Divestitures

The company excludes the operating results of businesses divested, including businesses under sales agreements and exits of major product lines under a sale or licensing agreement. The company did not divest any businesses during the three months and six months ended June 30, 2014. In 2013, the company completed several divestitures primarily in the company’s EEMEA and Europe segments. These divestitures included a salty snacks business in Turkey, a confectionery business in South Africa and a chocolate business in Spain. In addition, the company exited a major product line under a licensing agreement in the company’s North America segment. In connection with the divestitures in Turkey and South Africa, the company recognized a pre-tax gain of $6 million during the three and six months ended June 30, 2013.

Acquisition

On February 22, 2013, the company acquired the remaining interest in a biscuit operation in Morocco, which is now a wholly-owned subsidiary within the company’s EEMEA segment. The company recorded a pre-tax gain of $22 million during the six months ended June 30, 2013 related to the remeasurement of the company’s previously-held equity interest in the operation to fair value in accordance with GAAP. For 2014, only the operating results for the period prior to the anniversary date of the acquisition are noted as an item impacting comparability.

Integration Program and other acquisition integration costs

Integration Program costs

Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with completing the acquisition. At the end of 2013, the company completed incurring charges related to the Integration Program. The company recorded reversals of Integration Program charges of $3 million in the three months and $5 million in the six months ended June 30, 2014 related to accruals no longer required. The company recorded charges of $52 million during the three months and $73 million during the six months ended June 30, 2013 in selling, general and administrative expenses within its Europe, Asia Pacific, Latin America and EEMEA segments.

Other acquisition integration costs

In connection with the acquisition of a biscuit operation in Morocco in February 2013, the company recorded integration charges of $2 million for the three months and $3 million for the six months ended June 30, 2014 and $1 million for the three months ended June 30, 2013. The company recorded these charges in selling, general and administrative expenses within the company’s EEMEA segment.

Spin-Off Costs

On October 1, 2012, the company completed the Spin-Off of its North American grocery business, Kraft Foods Group, Inc. (“Kraft Foods Group”), to its shareholders (the “Spin-Off”). Following the Spin-Off, Kraft Foods Group is an independent public company and it does not beneficially own any shares of Kraft Foods Group common stock. The company continues to incur primarily Spin-Off transition costs, and historically it has incurred Spin-Off transaction, transition and financing and related costs (“Spin-Off Costs”) in its operating results. Within selling, general and administrative expenses, the company recorded $16 million of pre-tax Spin-Off Costs in the three months and $19 million in the six months ended June 30, 2014 and $15 million in the three months and $24 million in the six months ended June 30, 2013.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that both Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation and in the future. Of the $1.5 billion of anticipated 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $54 million in the three months and $96 million in the six months ended June 30, 2014 as compared to $48 million in the three months and $88 million in the six months ended June 30, 2013. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $19 million in the three months and $43 million in the six months ended June 30, 2014 as compared to $7 million in the three months and $11 million in the six months ended June 30, 2013. Implementation costs primarily include costs to reorganize the company’s operations and facilities, the discontinuance of certain product lines and the incremental expenses related to the closure of facilities, replicating the company’s information systems infrastructure and reorganizing costs related to the company’s sales function.

Acquisition-related costs

In connection, with the acquisition of the biscuit operation in Morocco in February 2013, the company recorded a total of $7 million in acquisition costs during the six months ended June 30, 2013, of which $5 million was recorded in interest and other expense, net and $2 million in selling, general and administrative expenses.

Remeasurement of Venezuelan net monetary assets

As a result of recent Venezuelan currency exchange developments and the expected impact on the company’s Venezuelan operations, the company remeasured its Venezuelan bolivar-denominated net monetary assets as of March 31, 2014 from the official exchange rate of 6.30 to the SICAD I exchange rate of 10.70 bolivars to the U.S. dollar. The company recognized a $142 million currency remeasurement pre-tax charge within selling, general & administrative expenses. While the remeasurement loss is non-deductible, a $6 million net tax benefit for the first six months of 2014 was recognized due to a Venezuelan tax impact related to a local deduction for the loss on certain U.S. dollar denominated liabilities partially offset by the tax impact due to interest deductibility limitations resulting from Venezuela’s lower earnings. As of June 30, 2014, the company’s remaining bolivar-denominated net monetary assets were approximately $200 million. The company’s Venezuela net revenues, translated at the 6.30 official rate prior to the remeasurement for the first quarter of 2014 and at 10.7 SICAD I rate for the second quarter of 2014, were approximately $392 million or 2.3% of consolidated net revenues for the first six months of 2014.

In the six months ended June 30, 2013, the company also recorded a $54 million currency remeasurement pre-tax charge related to the devaluation of the company’s net monetary assets in Venezuela at that time. In addition, due to the company’s underlying legal structure, higher taxes of $5 million were recorded due primarily to interest deductibility limitations resulting from Venezuela’s lower earnings. As described in the company’s Form 8-K dated April 22, 2014, this 2013 remeasurement charge was previously included in the company’s non-GAAP financial measures of Adjusted Operating Income and Adjusted Earnings Per Share. This charge is now excluded from these non-GAAP financial measures.

The company continues to monitor developments in the currency and actively manage its investment and exposures in Venezuela. If any of the rates, or application of the rates to the company’s business, were to change, the company would recognize additional currency losses or gains, which could be significant.

Loss on debt extinguishment and related costs

On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long term debt. The company recorded a pre-tax loss on debt extinguishment and related expenses of $495 million during the six months ended June 30, 2014 for the amount paid in excess of the carrying value of the debt and from recognizing unamortized financing discounts and deferred financing costs.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure. The restructuring program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. The company expects to incur the majority of the program’s charges in 2015 and 2016 and to complete the program by year-end 2018.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $1 million in the three and six months ended June 30, 2014. These charges were for severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $9 million in the three and six months ended June 30, 2014. These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems.

Costs for JDE coffee transactions

On May 7, 2014, the company announced that it has entered into an agreement to combine the company’s wholly owned coffee portfolio (outside of France) with D.E Master Blenders 1753 B.V. In conjunction with this transaction, Acorn Holdings B.V. (“AHBV”), owner of D.E Master Blenders 1753, has made a binding offer to receive the company’s coffee business in France. The parties have also invited the company’s partners in certain joint ventures to join the new company. The transactions remain subject to regulatory approvals and the completion of employee information and consultation requirements.

Upon completion of all proposed transactions, the company will receive cash of approximately $5 billion and a 49 percent equity interest in the new company, to be called Jacobs Douwe Egberts. AHBV will hold a majority share in the proposed combined company and will have a majority of the seats on the board, which will be chaired by current D.E Master Blenders 1753 Chairman Bart Becht. AHBV is owned by an investor group led by JAB Holding Company s.à r.l. The company will have certain minority rights.

Certain expenses related to readying the businesses for the planned transactions have been incurred. During the three months ended June 30, 2014, the expenses totaled $12 million, of which $7 million was recorded in interest and other expense, net and $5 million in selling and general and administrative expenses primarily within the company’s Europe segment.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Schedule 4

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended June 30, 2014
Reported (GAAP)	$1,242		$1,084		$1,008		$3,379		$1,723		$8,436
Divestitures	—		—		—		—		—		—
Currency	255		53		95		(172)		16		247

Organic (Non-GAAP)	$1,497		$1,137		$1,103		$3,207		$1,739		$8,683

For the Three Months Ended June 30, 2013
Reported (GAAP)	$1,339		$1,240		$1,039		$3,273		$1,704		$8,595
Divestitures	—		—		(1)		(3)		(10)		(14)

Organic (Non-GAAP)	$1,339		$1,240		$1,038		$3,270		$1,694		$8,581

% Change
Reported (GAAP)	(7.2)%		(12.6)%		(3.0)%		3.2%		1.1%		(1.8)%
Divestitures	—	pp	—	pp	0.1	pp	0.1	pp	0.6	pp	0.1	pp
Currency	19.0		4.3		9.2		(5.2)		1.0		2.9

Organic (Non-GAAP)	11.8%		(8.3)%		6.3%		(1.9)%		2.7%		1.2%

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Six Months Ended June 30, 2014
Reported (GAAP)	$2,598		$2,307		$1,846		$6,936		$3,390		$17,077
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		(14)		—		—		(14)
Currency	503		160		182		(310)		36		571

Organic (Non-GAAP)	$3,101		$2,467		$2,014		$6,626		$3,426		$17,634

For the Six Months Ended June 30, 2013
Reported (GAAP)	$2,737		$2,607		$1,902		$6,731		$3,362		$17,339
Divestitures	—		—		(20)		(6)		(22)		(48)

Organic (Non-GAAP)	$2,737		$2,607		$1,882		$6,725		$3,340		$17,291

% Change
Reported (GAAP)	(5.1)%		(11.5)%		(2.9)%		3.0%		0.8%		(1.5)%
Divestitures	—	pp	—	pp	1.0	pp	0.1	pp	0.7	pp	0.3	pp
Acquisitions	—		—		(0.8)		—		—		(0.1)
Currency	18.4		6.1		9.7		(4.6)		1.1		3.3

Organic (Non-GAAP)	13.3%		(5.4)%		7.0%		(1.5)%		2.6%		2.0%

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended June 30, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,436	$3,105	36.8%	$957	11.3%
Integration Program and other acquisition integration costs	—	1		(1)
Spin-Off Costs	—	—		16
2012-2014 Restructuring Program	—	4		73
Remeasurement of net monetary assets in Venezuela	—	—		—
2014-2018 Restructuring Program	—	—		10
Costs associated with JDE coffee transactions	—	—		5

Adjusted (Non-GAAP)	$8,436	$3,110	36.9%	$1,060	12.6%

Currency		82		35

Adjusted @ Constant FX (Non-GAAP)		$3,192		$1,095

	For the Three Months Ended June 30, 2013
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,595	$3,231	37.6%	$865	10.1%
Integration Program and other acquisition integration costs	—	20		53
Spin-Off Costs	—	—		15
2012-2014 Restructuring Program	—	—		55
Gains on acquisition and divestitures, net	—	—		(6)
Divestitures	(14)	(7)		(3)

Adjusted (Non-GAAP)	$8,581	$3,244	37.8%	$979	11.4%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$3,244		$979

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(3.9)%		10.6%
% Change - Adjusted (Non-GAAP)		(4.1)%		8.3%
% Change - Adjusted @ Constant FX (Non-GAAP)		(1.6)%		11.8%

	For the Six Months Ended June 30, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$17,077	$6,309	36.9%	$1,800	10.5%
Integration Program and other acquisition integration costs	—	—		(2)
Spin-Off Costs	—	—		19
2012-2014 Restructuring Program	—	6		139
Remeasurement of net monetary assets in Venezuela	—	—		142
2014-2018 Restructuring Program	—	—		10
Costs associated with JDE coffee transactions	—	—		5

Adjusted (Non-GAAP)	$17,077	$6,315	37.0%	$2,113	12.4%

Currency		193		74

Adjusted @ Constant FX (Non-GAAP)		$6,508		$2,187

	For the Six Months Ended June 30, 2013
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$17,339	$6,473	37.3%	$1,699	9.8%
Integration Program and other acquisition integration costs	—	25		74
Spin-Off Costs	—	—		24
2012-2014 Restructuring Program	—	—		99
Acquisition-related costs	—	—		2
Remeasurement of net monetary assets in Venezuela	—	—		54
Gains on acquisition and divestitures, net	—	—		(28)
Divestitures	(48)	(13)		(2)

Adjusted (Non-GAAP)	$17,291	$6,485	37.5%	$1,922	11.1%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$6,485		$1,922

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(2.5)%		5.9%
% Change - Adjusted (Non-GAAP)		(2.6)%		9.9%
% Change - Adjusted @ Constant FX (Non-GAAP)		0.4%		13.8%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended June 30, 2014
	Operating Income	Interest and other expense, net	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$957	$224	$733	$91	12.4%	$20	$622	$0.36
Integration Program and other acquisition integration costs	(1)	—	(1)	—		—	(1)	—
Spin-Off Costs	16	—	16	6		—	10	0.01
2012-2014 Restructuring Program	73	—	73	16		—	57	0.03
Remeasurement of net monetary assets in Venezuela	—	—	—	14		—	(14)	(0.01)
Loss on debt extinguishment and related expenses	—	(1)	1	—		—	1	—
2014-2018 Restructuring Program	10	—	10	3		—	7	—
Costs associated with JDE coffee transactions	5	(7)	12	3		—	9	0.01

Adjusted (Non-GAAP)	$1,060	$216	$844	$133	15.8%	$20	$691	$0.40

Diluted Average Shares Outstanding								1,712

	For the Three Months Ended June 30, 2013
	Operating Income	Interest and other expense, net	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$865	$235	$630	$28	4.4%	$1	$601	$0.33
Integration Program and other acquisition integration costs	53	—	53	11		—	42	0.02
Spin-Off Costs	15	—	15	(1)		—	16	0.01
2012-2014 Restructuring Program	55	—	55	15		—	40	0.02
Gains on acquisition and divestitures, net	(6)	—	(6)	39		—	(45)	(0.02)
Divestitures	(3)	—	(3)	(1)		—	(2)	—

Adjusted (Non-GAAP)	$979	$235	$744	$91	12.2%	$1	$652	$0.36

Diluted Average Shares Outstanding								1,803

	For the Six Months Ended June 30, 2014
	Operating Income	Interest and other expense, net	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS from continuing operations
Reported (GAAP)	$1,800	$944	$856	$64	7.5%	$7	$785	$0.46
Integration Program and other acquisition integration costs	(2)	—	(2)	—		—	(2)	—
Spin-Off Costs	19	—	19	7		—	12	0.01
2012-2014 Restructuring Program	139	—	139	33		—	106	0.06
Remeasurement of net monetary assets in Venezuela	142	—	142	6		—	136	0.08
Loss on debt extinguishment and related expenses	—	(495)	495	188		—	307	0.18
2014-2018 Restructuring Program	10	—	10	3		—	7	—
Costs associated with JDE coffee transactions	5	(7)	12	3		—	9	—

Adjusted (Non-GAAP)	$2,113	$442	$1,671	$304	18.2%	$7	$1,360	$0.79

Diluted Average Shares Outstanding								1,717

	For the Six Months Ended June 30, 2013
	Operating Income	Interest and other expense, net	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS from continuing operations
Reported (GAAP)	$1,699	$514	$1,185	$41	3.5%	$7	$1,137	$0.63
Integration Program and other acquisition integration costs	74	—	74	15		—	59	0.03
Spin-Off Costs	24	—	24	3		—	21	0.01
2012-2014 Restructuring Program	99	—	99	26		—	73	0.04
Acquisition-related costs	2	(5)	7	—		—	7	0.01
Remeasurement of net monetary assets in Venezuela	54	—	54	(5)		—	59	0.03
Gains on acquisition and divestitures, net	(28)	—	(28)	39		—	(67)	(0.03)
Divestitures	(2)	—	(2)	(1)		—	(1)	—

Adjusted (Non-GAAP)	$1,922	$509	$1,413	$118	8.4%	$7	$1,288	$0.72

Diluted Average Shares Outstanding								1,800

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Diluted EPS	% Growth	Diluted EPS	% Growth
2013 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.33		$0.63
Integration Program and other acquisition integration costs	0.02		0.03
Spin-Off Costs	0.01		0.01
2012-2014 Restructuring Program costs	0.02		0.04
Acquisition-related costs	—		0.01
Remeasurement of net monetary assets in Venezuela	—		0.03
Gains on acquisition and divestitures, net	(0.02)		(0.03)

2013 Adjusted EPS (Non-GAAP)	0.36		0.72
Increase in operations	0.07		0.15
Gain on sale of property in 2014	—		—
Unrealized gains/(losses) on hedging activities	(0.03)		(0.04)
Lower interest expense and other expense, net	0.01		0.02
Changes in shares outstanding	0.02		0.04
Changes in income taxes	—		(0.06)

2014 Adjusted EPS (Constant Currency) (Non-GAAP)	0.43	19.4%	0.83	15.3%
Unfavorable foreign currency - translation	(0.03)		(0.04)

2014 Adjusted EPS (Non-GAAP)	0.40	11.1%	0.79	9.7%
Integration Program and other acquisition integration costs	—		—
Spin-Off Costs	(0.01)		(0.01)
2012-2014 Restructuring Program costs	(0.03)		(0.06)
Remeasurement of net monetary assets in Venezuela	0.01		(0.08)
Loss on debt extinguishment and related expenses	—		(0.18)
2014-2018 Restructuring Program costs	—		—
Costs associated with JDE coffee transactions	(0.01)		—

2014 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.36	9.1%	$0.46	(27.0)%

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended June 30, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,242		$1,084		$1,008		$3,379		$1,723		$—	$—	$—	$—	$8,436
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,242		$1,084		$1,008		$3,379		$1,723		$—	$—	$—	$—	$8,436

Operating Income
Reported (GAAP)	$140		$111		$146		$463		$269		$(54)	$(63)	$(55)	$—	$957
Integration Program and other acquisition integration costs	—		—		2		(4)		—		—	1	—	—	(1)
Spin-Off Costs	—		—		—		—		—		—	16	—	—	16
2012-2014 Restructuring Program	4		1		9		39		22		—	(2)	—	—	73
Remeasurement of net monetary assets in Venezuela	—		—		—		—		—		—	—	—	—	—
2014-2018 Restructuring Program	2		—		—		—		—		—	8	—	—	10
Costs associated with JDE coffee transactions	—		—		—		5		—		—	—	—	—	5

Adjusted (Non-GAAP)	$146		$112		$157		$503		$291		$(54)	$(40)	$(55)	$—	$1,060
Currency	44		1		11		(23)		2		—	(1)	1	—	35

Adjusted @ Constant FX (Non-GAAP)	$190		$113		$168		$480		$293		$(54)	$(41)	$(54)	$—	$1,095

% Change - Reported (GAAP)	(13.6)%		(14.0)%		30.4%		25.5%		38.7%		n/m	17.1%	0.0%	n/m	10.6%
% Change - Adjusted (Non-GAAP)	(12.0)%		(18.2)%		9.8%		25.4%		31.1%		n/m	32.2%	0.0%	n/m	8.3%
% Change - Adjusted @ Constant FX (Non-GAAP)	14.5%		(17.5)%		17.5%		19.7%		32.0%		n/m	30.5%	(1.8)%	n/m	11.8%

Operating Income Margin
Reported %	11.3%		10.2%		14.5%		13.7%		15.6%						11.3%
Reported pp change	(0.8	)pp	(0.2	)pp	3.7	pp	2.4	pp	4.2	pp					1.2	pp
Adjusted %	11.8%		10.3%		15.6%		14.9%		16.9%						12.6%
Adjusted pp change	(0.6	)pp	(0.7	)pp	1.8	pp	2.6	pp	3.8	pp					1.2	pp

	For the Three Months Ended June 30, 2013
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,339		$1,240		$1,039		$3,273		$1,704		$—	$—	$—	$—	$8,595
Divestitures	—		—		(1)		(3)		(10)		—	—	—	—	(14)

Adjusted (Non-GAAP)	$1,339		$1,240		$1,038		$3,270		$1,694		$—	$—	$—	$—	$8,581

Operating Income
Reported (GAAP)	$162		$129		$112		$369		$194		$24	$(76)	$(55)	$6	$865
Integration Program and other acquisition integration costs	4		8		28		12		1		—	—	—	—	53
Spin-Off Costs	—		—		—		—		—		—	15	—	—	15
2012-2014 Restructuring Program	—		—		3		20		31		—	1	—	—	55
Gains on acquisition and divestitures, net	—		—		—		—		—		—	—	—	(6)	(6)
Divestitures	—		—		—		—		(4)		—	1	—	—	(3)

Adjusted (Non-GAAP)	$166		$137		$143		$401		$222		$24	$(59)	$(55)	$—	$979
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$166		$137		$143		$401		$222		$24	$(59)	$(55)	$—	$979

Operating Income Margin
Reported %	12.1%		10.4%		10.8%		11.3%		11.4%						10.1%
Adjusted %	12.4%		11.0%		13.8%		12.3%		13.1%						11.4%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Six Months Ended June 30, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,598		$2,307		$1,846		$6,936		$3,390		$—	$—	$—	$—	$17,077
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$2,598		$2,307		$1,846		$6,936		$3,390		$—	$—	$—	$—	$17,077

Operating Income
Reported (GAAP)	$184		$299		$210		$926		$472		$(47)	$(135)	$(109)	$—	$1,800
Integration Program and other acquisition integration costs	—		—		3		(5)		—		—	—	—	—	(2)
Spin-Off Costs	—		—		—		—		—		—	19	—	—	19
2012-2014 Restructuring Program	5		1		14		71		49		—	(1)	—	—	139
Remeasurement of net monetary assets in Venezuela	142		—		—		—		—		—	—	—	—	142
2014-2018 Restructuring Program	2		—		—		—		—		—	8	—	—	10
Costs associated with JDE coffee transactions	—		—		—		5		—		—	—	—	—	5

Adjusted (Non-GAAP)	$333		$300		$227		$997		$521		$(47)	$(109)	$(109)	$—	$2,113
Currency	84		15		20		(45)		3		—	(3)	—	—	74

Adjusted @ Constant FX (Non-GAAP)	$417		$315		$247		$952		$524		$(47)	$(112)	$(109)	$—	$2,187

% Change - Reported (GAAP)	(27.6)%		(6.0)%		21.4%		19.5%		29.7%		n/m	6.9%	0.0%	n/m	5.9%
% Change - Adjusted (Non-GAAP)	5.4%		(9.1)%		5.6%		19.3%		27.1%		n/m	8.4%	0.0%	n/m	9.9%
% Change - Adjusted @ Constant FX (Non-GAAP)	32.0%		(4.5)%		14.9%		13.9%		27.8%		n/m	5.9%	0.0%	n/m	13.8%

Operating Income Margin
Reported %	7.1%		13.0%		11.4%		13.4%		13.9%						10.5%
Reported pp change	(2.2	)pp	0.8	pp	2.3	pp	1.9	pp	3.1	pp					0.7	pp
Adjusted %	12.8%		13.0%		12.3%		14.4%		15.4%						12.4%
Adjusted pp change	1.3	pp	0.3	pp	0.9	pp	2.0	pp	3.1	pp					1.3	pp

	For the Six Months Ended June 30, 2013
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,737		$2,607		$1,902		$6,731		$3,362		$—	$—	$—	$—	$17,339
Divestitures	—		—		(20)		(6)		(22)		—	—	—	—	(48)

Adjusted (Non-GAAP)	$2,737		$2,607		$1,882		$6,725		$3,340		$—	$—	$—	$—	$17,291

Operating Income
Reported (GAAP)	$254		$318		$173		$775		$364		$43	$(145)	$(109)	$26	$1,699
Integration Program and other acquisition integration costs	8		12		31		21		1		—	1	—	—	74
Spin-Off Costs	—		—		—		—		—		—	24	—	—	24
2012-2014 Restructuring Program	—		—		4		41		53		—	1	—	—	99
Acquisition-related costs	—		—		—		—		—		—	—	—	2	2
Remeasurement of net monetary assets in Venezuela	54		—		—		—		—		—	—	—	—	54
Gains on acquisition and divestitures, net	—		—		—		—		—		—	—	—	(28)	(28)
Divestitures	—		—		7		(1)		(8)		—	—	—	—	(2)

Adjusted (Non-GAAP)	$316		$330		$215		$836		$410		$43	$(119)	$(109)	$—	$1,922
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$316		$330		$215		$836		$410		$43	$(119)	$(109)	$—	$1,922

Operating Income Margin
Reported %	9.3%		12.2%		9.1%		11.5%		10.8%						9.8%
Adjusted %	11.5%		12.7%		11.4%		12.4%		12.3%						11.1%